CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of SCG Holding Corporation of our report dated January 31, 2000 on the combined balance sheets of the Semiconductor Components Group of Motorola, Inc. as of December 31, 1997 and 1998 and the combined statements of revenues less direct and allocated expenses before taxes for each of the years in the three-year period ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus, which appears in the Registration Statement on Form S-4 of SCG Holding Corporation and Semiconductor Components Industries, LLC, effective February 1, 2000.


                                                 /s/ KPMG LLP
                                                 -------------------------------
                                                 KPMG LLP



Phoenix, Arizona

April 4, 2000